Exhibit 11.2

Consent of Independent Auditor

We consent to the use in this Post-Qualification Amendment No. 4 of Regulation A Offering Circular on Form 1-A (File No. 024-10727) of our report dated April 27, 2018, relating to the consolidated financial statements of Fundrise National For-Sale Housing eFund, LLC, appearing in this Post-Qualification Amendment of Regulation A Offering Circular and we also consent to the reference of our firm under the heading “Experts” in such Post-Qualification Amendment of Regulation A Offering Circular.

/s/RSM US LLP

McLean, Virginia

October 16, 2018